                                                Filed Pursuant to Rule 424(b)(3)
                                                            File No. 333-05038-D

PROSPECTUS

                                 62,000 SHARES

                              THE VIALINK COMPANY

                                  COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of up to 62,000 shares of our common stock by some of our stockholders.

     The prices at which these stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "VLNK." On September 1, 2000, the closing price for our common stock as reported by the Nasdaq National Market was $10.375.

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. SEE THE SECTIONS ENTITLED "RISK FACTORS" AND "ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 5, 2000.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized us, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you without charge at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     - our Annual Report on Form 10-KSB for the year ended December 31, 1999;

     - our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000;

     - our Current Reports on Form 8-K dated March 1, 2000, March 22, 2000, April 7, 2000 and May 31, 2000;

     - our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2000 for our annual meeting of stockholders on June 5, 2000; and

     - the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 14, 1996, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         J. Andrew Kerner
         Senior Vice President of Finance and Chief Financial Officer The viaLink Company
         13155 Noel Road, Suite 800
         Dallas, Texas 75240
         (972) 934-5500

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in "Risk Factors," "Additional Factors That May Affect Future Results" and elsewhere in the documents we file with the SEC that are incorporated herein.

                             ---------------------

                                  THE COMPANY

     We were incorporated in the State of Oklahoma in 1985. We changed our name to The viaLink Company in 1998 and reincorporated in the State of Delaware in 1999. Our principal executive offices are located at 13155 Noel Road, Suite 800, Dallas, Texas 75240, and our telephone number is (972) 934-5500.

                              PLAN OF DISTRIBUTION

     We are registering all 62,000 shares on behalf of certain selling stockholders. We will receive the exercise price of the underwriter warrants and the warrant underwriter warrants, if such warrants are exercised, but will receive no proceeds from the resale of the underlying shares which may be offered hereby. The selling stockholders or pledgees, donees, transferees or other successors in interest selling shares received as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, referred to herein as the "selling stockholders," may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during a period beginning one or five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling stockholder and of the participating broker-dealer(s);

     - the number of shares involved;

     - the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

     The selling stockholders are under no obligation to sell all or any of the shares. The selling stockholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the common stock.

     Pursuant to their respective registration rights agreements, we have agreed to indemnify the selling stockholders and their respective directors, officers and controlling persons against liabilities relating to the registration statement, including liabilities under the Securities Act. Each selling stockholder has agreed to indemnify us and our directors, officers and controlling persons against liabilities relating to the information given to us by that selling stockholder in writing for inclusion in the registration statement, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act.

                              SELLING STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of our common stock by the selling stockholders. The selling stockholders may offer to sell the shares covered by this prospectus from time to time.

                                       SHARES OWNED                            SHARES OWNED
                                   PRIOR TO THE OFFERING                  AFTER THE OFFERING(3)
         NAME OF SELLING           ---------------------      SHARES      ----------------------
          STOCKHOLDER:             NUMBER     PERCENT(1)    OFFERED(2)     NUMBER       PERCENT
         ---------------           -------    ----------    ----------    ---------    ---------
Philip Aiello, Jr. ..............    2,000         *           2,000             0          *
Brian Herman.....................  528,000(4)    2.4          40,000(5)    488,000(6)     2.3
Marie Lima.......................   20,000(7)      *          20,000(7)          0          *
                                   -------       ---          ------       -------        ---
          Total..................  550,000(8)    2.5          62,000(9)    488,000(6)     2.3
                                   =======       ===          ======       =======        ===

---------------

 *  Less than 1%

(1) Percentage of ownership is based on 21,291,688 shares of common stock outstanding on August 9, 2000. Shares of common stock subject to stock options or warrants which are currently exercisable or will become exercisable within 60 days after August 15, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(2) There is no assurance that the selling shareholders will sell any or all of these shares.

(3) Assumes that all underwriter warrants and warrant underwriter warrants are exercised, that the selling stockholders will sell all of the shares being offered by them in this prospectus, that the selling shareholders acquire no additional shares of our common stock prior to the completion of this offering and that the shares of our common stock which are not being offered pursuant to this prospectus are not sold. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(4) Includes 240,000 shares underlying options which are exercisable within 60 days of this prospectus and 20,000 shares underlying underwriter warrants which are exercisable within 60 days of this prospectus.

(5) Includes 20,000 shares underlying underwriter warrants which are exercisable within 60 days of this prospectus.

(6) Includes 240,000 shares underlying options which are exercisable within 60 days of the date of this prospectus.

(7) Includes 20,000 shares underlying underwriter warrants which are exercisable within 60 days of this prospectus.

(8) See notes (4) and (7).

(9) See notes (5) and (7).

                                 LEGAL MATTERS

     The validity of issuance of the shares of common stock offered by us pursuant to the offering will be passed upon for us by Dunn, Swan & Cunningham, Oklahoma City, Oklahoma and certain other legal matters in connection with this offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

     The financial statements as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     KPMG LLP, independent certified public accountants, have audited our financial statements as of December 31, 1999 and for the year then ended, incorporated by reference herein, as set forth in their report which is also incorporated herein by reference. Our financial statements and schedule have been incorporated by reference in reliance on their reports given on their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION........................    1
NOTE REGARDING FORWARD-LOOKING
  STATEMENTS.........................    2
THE COMPANY..........................    3
PLAN OF DISTRIBUTION.................    3
SELLING STOCKHOLDERS.................    5
LEGAL MATTERS........................    6
EXPERTS..............................    6

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                              THE VIALINK COMPANY

                                 62,000 SHARES
                                OF COMMON STOCK
                             ---------------------
                                   PROSPECTUS
                             ---------------------
                               September 5, 2000
------------------------------------------------------
------------------------------------------------------